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Exhibit 21.1

LIST OF SUBSIDIARIES

As of July 2, 2010, the following entities are subsidiaries of DynaVox Inc.:

Name	Jurisdiction of Incorporation or Organization
DynaVox Systems Holdings LLC	Delaware
DynaVox Intermediate LLC	Delaware
DynaVox Systems LLC	Delaware
DynaVox Services Inc.	Delaware
Blink-Twice LLC	Delaware
Mayer-Johnson LLC	Delaware
DynaVox International Holdings Inc.	Delaware
DynaVox Systems Ltd.	United Kingdom
DynaVox Canada Inc.	Canada
DynaVox GmbH	Germany
Eye Response Technologies, Inc.	Virginia

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  Exhibit 21.1
LIST OF SUBSIDIARIES